Exhibit 99.1

Stellus Capital Investment Corporation Provides an Update on its Second Fiscal Quarter Results

HOUSTON— July 8, 2020 (PR NEWSWIRE) — Stellus Capital Investment Corporation (NYSE: SCM) (“Stellus” or “the Company”) today provided an update for its second fiscal quarter ended June 30, 2020. Prior to reporting second quarter results later in July, Stellus reports the following:

•	all borrowers that were on accrual status at April 1, 2020 made their required payments during the second quarter and no new non-accruals have been added since April 1, 2020;

•	the Company announced a $0.25 per share dividend for the quarter;

•	net asset value is expected to increase for the second quarter based on tightening credit spreads since March 31, 2020;

•	borrowings under the Credit Facility at June 30, 2020 were $185 million, a decline of $25 million since March 31, 2020 with approximately $45 million of unused borrowing capacity;

•	cash balances at June 30, 2020 were approximately $23 million of which approximately $19.5 million was at the SBIC subsidiaries; and

•	unfunded commitments were approximately $27.6 million at June 30, 2020.

The company expects to report second quarter results on Friday, July 31, 2020.

About Stellus Capital Investment Corporation

The Company is an externally-managed, closed-end, non-diversified investment management company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing primarily in private middle-market companies (typically those with $5.0 million to $50.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization)) through first lien, second lien, unitranche and mezzanine debt financing, and corresponding equity investments. The Company’s investment activities are managed by its investment adviser, Stellus Capital Management. To learn more about Stellus Capital Investment Corporation, visit www.stelluscapital.com under the “Public Investors” link.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus that will be filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stellus Capital Investment Corporation

W. Todd Huskinson, (713) 292-5414

Chief Financial Officer

thuskinson@stelluscapital.com